 PIPE GAS FRANCHISE AGREEMENT

FOR

XIAHUAYUAN DISTRICT

Construction Bureau of Xiahuayuan District

Zhangjiakou City Xiahuayuan District Jin Li Gas Co., Ltd.

December 27, 2006

TABLE OF CONTENTS

Chapter 1	General

Chapter 2	Definitions

Chapter 3	Grant and Cancellation of Franchise

Chapter 4	Termination of Franchise Agreement

Chapter 5	Construction, Maintenance and Upgrade of Gas Facilities

Chapter 6	Security of Gas Supply

Chapter 7	Quality and Service Standards

Chapter 8	Fees

Chapter 9	Rights and Obligations

Chapter 10	Breach of Agreement

Chapter 11	Settlement of Disputes

Chapter 12	Miscellaneous Provisions

Chapter 13	Applicable Law

Chapter 1 General

1.1
In order to regulate pipe gas franchise operation in Xihuayuan District, to strengthen market supervision, to safeguard public interests and public security, both parties agree to enter into this Agreement in Xihuayuan District, Zhangjiakou Ciry, Hebei Province on this day of December 27, 2006  through legal procedure, pursuant to Administrative Measures on the Franchise Operation of Municipal Public Utilities by the Ministry of Construction and administrative regulations for municipal public utilities in Hebei Province.

1.2
This Agreement is signed by and between the Construction Bureau of Xiahuayuan District (hereinafter referred to as Party A), entrusted by Xiahuayuan District Municipal Government and Zhangjiakou City Xiahuayuan Jin Li Gas Co., Ltd. (hereinafter referred to as Party B)

Party A: Construction Bureau of Xiahuayuan District
Legal address: Xinchen Road, Xiahuayuan District
Legal representative: Xi Chunlei (Director)

Party B: Zhangjiakou City Xiahuayuan Jin Li Gas Co., Ltd.
Legal address:
Legal representative: Ma Jiali (Board Chairman)

1.3	The principles of franchising:

Both parties agree to comply with the following principles:

(1)	openness, equality, justice and priority of public interests.

(2)	compliance with Chinese laws.

(3)	in accordance with urban planning and gas planning.

(4)	providing users with high quality services, and reasonable price of gas supplies.

(5)	ensuring safe and stable supply of pipe gas; improving management performance and technical level.

(6)	effective use of clean energy; promoting sustainable development of gas industry.

Chapter 2 Definitions

For the purposes of this Agreement, the following terms and phrases shall have the meaning and interpretation given herein.

2.1 “China” means the People’s Republic of China, not excluding Hongkong SAR, Macao SAR and Taiwan Region for the purpose of this Agreement only

2.2 “Laws” means any applicable Chinese laws, administrative regulations, regional regulations, autonomous regulations and separate regulations, rules, judicial interpretation and other legally biding regulative documents.

2.3 “Gas” means LPG, natural gas, artificial coal gas and other gas fuels for civil, commercial and industrial use.

2.4 “Pipe Gas” means gas provided to users through pipelines.

2.5 “Pipe Gas Operation” means operation of pipe gas supply and related services.

2.6 “Pipeline Network” means principal pipelines, branch pipelines and community pipelines that are used to transit gas, regulator stations/boxes at the joint of pipelines and auxiliary facilities.

2.7 “Municipal Pipe Gas Facilities” means all the gas pipeline facilities outside the red line of municipal planning.

2.8 “Community Pipe Gas Facilities” means all the gas pipeline facilities within the red line of municipal planning.

2.9 “User-Affected-Projects” means occurrence of any of the following situations (1) the suspense of gas supply or substantial decrease of gas pressure affecting over 1000 households, lasting more than 24 hours; (2) affecting traffic of vehicles and pedestrians on major and minor trunk roads for over 48 hours; (3) affecting the use of other public facilities.

2.10 “Gas Emergencies” means all incidents related to pipe gas that requires urgent and irregular response, such as gas explosion, combustion and leak.

2.11 “Franchise” means Party B’s exclusive right authorized by Party A of constructing, operating and maintaining the pipe gas facilities, supplying customers with gas through pipeline, providing charged fix service on pipe gas facilities in the authorized area during its operation.

2.12 “Force Majeure” means events and situation which are unforeseeable, unavoidable or insurmountable. With this precondition, Force Majeure shall include but not be limited to:

(1) lightening, earthquake, volcano eruption, land slide, flood, storm, tsunami, typhoon, tornado or draught;

(2) epidemic disease and plague;

(3) war, invasion, armed conflict or act of foreign enemy, use of military power, riot or terrorism;

(4) strike across an industry, a city, a region or a country;

(5) decrease of gas-supply quality or deduction of gas-supply amount which is not caused by Party B.

2.13 “Day, Month, Quarter, Year” means calendar day, month, quarter and year.

Chapter 3 Grant and Cancellation of Franchise

3.1 Grant of Franchise

(1) This Agreement is hereby signed between Party A and Party B;

3.2 Franchise Term

The franchise granted under this Agreement shall be for a term of 25 years, starting on November 25, 2005 and ending on November 24, 2030.

3.3 Franchise Location

The franchise granted under this Agreement shall be within the Xiahuayuan District Municipal Administrative Region.

3.4 Scope of Franchise

The scope of franchise granted under this Agreement include: constructing, managing and operating natural gas projects, LPG projects and auxiliary facilities; providing related rescue and rush-repair services; constructing and operating gas stations; sales of gas; gas supply and sales services for industrial, commercial, public construction, residential and transportation uses.

3.5 Transfer and Pledge of Franchise

Any franchise and other related rights granted under this Agreement cannot in any event be sold, transferred, leased, assigned or disposed of to a third party unless otherwise agreed between Party A and Party B, during the franchise term.

3.6 Cancellation of Franchise

Party A has the right to terminate the Franchise Agreement granted to Party B and take over it upon occurrence of any of the following situations:

(1) Disposition of the franchise by transfer, lease, lien and etc.;

(2) Pledging the Company assets without authorization;

(3) Mismanagement that causes serious quality and safety accidents and seriously affects the public interest;

(4) Unauthorized and arbitrary termination and suspension of operation that affects the public interest and safety; and

(5) Other situations as specified under the applicable laws, regulations and rules.

Chapter 4 Termination of Franchise Agreement

4.1 Expiration of the Franchise Agreement

The Franchise Agreement shall terminate automatically upon the expiration date of the franchise term.

4.2 Termination of the Agreement

(1) In the case of Force Majeure or as deemed necessary by one party, both Parties shall negotiate to terminate this Franchise Agreement prior to the expiration date, and sign a Termination Agreement. Without agreement through consultation, no party shall terminate this Franchise Agreement unilaterally prior to the expiration date.

(2) Both parties shall terminate this Franchise Agreement upon the cancellation of franchise.

4.3 Termination Date of the Franchise Agreement

(1) the expiration date of the Franchise Agreement

(2) the effective date of the termination

(3) the cancellation date of Franchise

4.4 Termination Agreement

(1) If the Franchise Agreement shall be terminated due to the expiration, both parties shall sign a Termination Agreement through negotiation completed 180 days prior to the expiration date.

4.5 Guidelines on the ownership and disposition of assets

(1) The ownership of assets belongs to the investor.

(2) Assets disposition shall be based on the evaluation of Party B’s assets made by the intermediary agency approved by both parties.

(3) When Party B’s franchise expires, its assets must be transferred, and the compensation for the transferred assets must be provided based on the evaluation.

Chapter 5 Construction, Maintenance and Upgrade of Pipe Gas Facilities

5.1 Construction of Pipe Gas Facilities

In the region designated by this Agreement, Party B shall be responsible for the investment and construction of municipal pipe gas facilities, according to the requirements of urban planning.

5.2 Land Use

In the franchise term, the land on which Party B invests to build pipe gas facilities shall be regarded as land for public utilities use. Party B shall pay taxes and fees for urban infrastructure land use. Party B shall not change the purpose of land or transfer or pledge the land-use right without approval.

5.3 Operation, Maintenance and Upgrade of Pipe Gas Facilities

In the franchise term, Party B shall be responsible for the operation, maintenance and upgrade of pipe gas facilities, based on national and regional standards as well as relevant regulations.

5.4 Expropriation and Compensation

If Party A needs to expropriate legally the pipe gas facilities due to public interests, Party B shall cooperate with Party A, and Party A shall give Party B reasonable compensation.

Chapter 6 Security of Gas Supply

6.1 Security Requirements

Party A and Party B shall both strictly abide by national and regional safety laws, regulations, rules and policy documents. Party B promises to meet national, industrial and regional standards on gas supply, operation, quality, security and service. Party B shall be responsible for pipe gas supply security, public security and safe use publicity in the franchise region based on laws.

6.2 Gas Security System

Party B shall build and improve the responsibility system as well as the security system, so as to ensure safe and stable gas supply, operation and service and to prevent accidents.
When accidents happen and during accidents, Party B shall use all kinds of emergency measures to remedy, so as to minimize the impact of accidents on users and the public. Meanwhile, Party B must notify relevant departments according to national security administrative regulations.
Party B shall strengthen inspection and eliminate potential hazards. Party B shall promptly stop all the possible threat to gas infrastructure, and inform relevant departments, persuade and inform in writing the organizations and individuals violating the security regulations to make correction. As for those who do not follow the instruction, Party B shall notify Party A or administrative and law enforcement agencies in writing. Party A, on receiving reports from Party B, shall promptly coordinate with law enforcement agencies to investigate and to punish.

6.3 Security Prevention

Party B shall strictly follow the guidelines in pipe gas operation, maintenance and repair, and carry out regular inspections of the operation and performance of pipe gas facilities. In necessary cases, Party B shall carry out evaluation on the quality of underground pipeline network, and report to Party A regularly on the operation of the facilities if necessary ( in case of natural disasters and serious accidents).

The obligations of each party shall be clarified in Gas Supply Contracts signed between Party B and the users.

6.4 Compulsory Insurance

Party B shall implement the compulsory insurance for the security of pipe gas facility security, and user security.

6.5 Emergency Repair

Party B shall make a plan for emergency repair, rescue and disaster relief, and build a guarantee system effective in organizing, directing, supplying equipment and materials, so that when gas emergencies happen, the guarantee system can be launched smoothly. Party B shall have a pipe gas facilities emergency repair team, providing around-the-clock emergency hotline.

6.6 Safe Use of Pipe Gas

Party B shall examine the pipes of customers and propagandize the knowledge of safe use, answer users’ inquiries, and raise people’s awareness in protecting pipe gas facilities.

6.7 Reports on User-Affected-Projects

If Party B’s maintenance and transformation of pipe gas facilities may affect users, Party B shall inform users 72 hours before projects begin, and notify users and the public through media in advance the general information of projects, such as construction term, level of impact and affected region.

6.8 Emergencies Notice

If the gas emergencies being handled by Party B affect or may affect a large group of users, Party B shall simultaneously inform Party A of the emergencies, and notify users who are affected or may be affected through proper means.

Chapter 7 Quality and Service Standards

7.1 Quality

Party B shall set up a quality guarantee system, to ensure pipe gas quality, pipeline transportation pressure, pipeline pressure to gas cookers, combustion heat value, Wobbe-index, gas odorization etc. can meet the quality requirements hereafter set forth in Appendix 4.

7.2 Service Standards

Party B shall, according to users’ practical needs, provide users with such comprehensive services as business hotline, a chain of service stations, business reception, regular meter reading, facilities installation and inspection, which shall meet the standards hereafter set forth in Appendix 5.

Chapter 8 Fees

8.1 Approved Price

Both parties agree through consultation as follows:

The initial residential installation fee and the gas price charged by Party B shall be approved by the local department in charge of pricing.

The charging standard of other paid services provided by Party B shall be approved by the local department in charge of pricing separately.

8.2 Payment of Gas Price

Gas Price shall be price per cubic meter times gas consumption, or shall be calculated by heat unit price. The payment of gas price shall be made in ways of regular meter reading or IC card deposit, based on applicable law.

8.3 Price Adjustment Procedure

In the cases of major changes in operational cost which can not be attributed to Party B, Party B can apply for adjustment of pipe price. Party A shall provide adjustment advice to upon verification.

8.4 Cost Regulation

Party A has the rights to supervise the operational cost of pipe gas enterprises, and assess the operational performance of the enterprises.

Chapter 9 Rights and Obligations

9.1 Rights of Party A

(1) Party A supervises Party B’s franchise operations according to national laws, regulations and technological standards.

(2) Party A supervises Party B’s implementation of the Franchise Agreement. Party A can hire intermediary agencies to evaluate Party B’s assets and operations, and make suggestions to Party B based on the evaluation results.

(3) Party A has the right to review whether Party B’s Pipe Gas Five Year Plan and Annual Investment Plan is in accordance with the general urban planning.

(4) Party A takes users’ complaints about Party B, investigates the situations and settles the problems according to law.

(5) Other regulative rights granted by laws, rules and regulations.

9.2 Obligations of Party A

(1) Party A shall ensure the integrity of the franchise. During the franchise term, Party A shall not grant the franchise to a third party in the franchise region which has been granted to Party B.

(2) Party A shall be responsible for the coordination with the local government and relevant departments of the government and shall provide the following warranties to Party B in the form of official government documents:

• to grant Party B the exclusive right to construct and operate natural gas project within the urban planned area of Xiahuayuan District for 25 years and ensure the legality thereof; not to approve any new pipe gas project during such time;

• to ensure that Party B shall enjoy the relevant government preferential policies relating to business investment and raising of capital, urban infrastructure construction and land grant in Yu County. Considering that the Pipeline Project is an urban infrastructure project, the destruction of municipal roads for the construction of the condensed gas station and pipeline network shall be restored by Party B.

• to require the inclusion of construction of pipeline gas project as part of any new real estate development project and any renovation or expansion projects related thereto in order to obtain the required government approval; The government departments that are in charge of urban construction, planning, public utilities, real estate must supervise closely to ensure that pipeline gas projects are designed, constructed and inspected simultaneously and together with the principal projects, and can only be constructed by Party B; otherwise, such projects shall not be approved for construction, inspection and no sales permit shall be issued therefor.

(3) Party A shall be responsible for assisting Party B in the following matters:

• the application and registration procedures to establish the gas project company;

• the procedures for land use, planning, fire protection and commencement of project construction;

• timely provision of the municipal planning and relevant materials to Party B upon its request;

9.3 Rights of Party B

(1) Party B has the exclusive rights to pipe gas business in the franchise region.

(2) Party B has the rights to invest and develop pipe gas in the franchise region.

(3) Party B has the rights to ensure the safe operation of gas pipeline network.

(4) Party B has the rights to refuse supplying gas to users whose pipe gas facilities can not meet national safety technical standards and have potential safety hazards, or users who severely violate gas supply contracts or use gas illegally.

(5) Other rights given by laws, regulations and this Agreement.

9.4 Obligations of Party B

(1) uniform planning, implementation and management of pipeline gas project in accordance with the urban planning of Xiahuayuan District; complete and improve the pipe gas network in stages in accordance with users’ requests.

(2) Party B shall make both long term and short term investment plans for pipe gas development, and make investment pursuant to general urban planning and gas planning.

(3) Party B shall provide gas and relevant services according to national, industrial, regional and corporate standards.

(4) Party B shall maintain the normal operation of gas pipe facilities and pipeline network, and ensure the continuity of gas supply. In the cases of failure or accidents, Party B shall immediately carry out emergency repair and rescue.

(5) Party B has the obligation to offer universal service and continuous operation. Party B shall not suspend gas supply, dismiss or close without permission from Party A.

(6) Party B shall accept daily supervision, regulation and temporary takeover by Party A, allow other regulative measures and supervision by the public.

(7) Party B has the obligation and must compensate Party A for the environmental pollution and any damage, fees, loss caused by the construction, operation and maintenance of municipal pipe gas facilities, excluding the damage, fees, loss due to Party A’s breach of the agreement or the environmental pollution which Party B is not responsible for as stated in this Agreement.

(8) Party B must submit to Party A upon completion all the technical data in the design, construction and operation of the municipal pipe gas facilities, including design report, calculation and design documents, operational data, so that Party A can supervise the design, construction process and operation of facilities.

(9) Party B shall ensure normal supply and continuous service during the period designated by the grantor after the cancellation and termination of franchise. Party B shall be fully responsible for the safety, service and personnel resettlement during the transitional period before transferring the necessary assets to maintain franchise operations and all the documents to the enterprise designated by the grantor.

(10) Party B shall not charge the initial residential installation fee from old pipe gas users who need to connect natural gas in the Franchise region.

(11) Party B must be qualified for the Franchise bidding in accordance with the rules on municipal public utilities management.

(12) Party B shall obtain the approved documents granted by Party A before the construction of developing new pipe natural gas users.

Chapter 10 Breach of Agreement

10.1 Compensation Liability

Conduct of any Party that violates any term under this Agreement shall be deemed as breach of agreement. The Breaching Party bears compensation liability, including the damages caused by the Non-Breaching Party to a third party, due to the breaching party’s violation.

The Non-Breaching Party shall minimize the loss due to the violation of the Breaching Party.

Should part of the loss occur due to the action or inaction of the Non-Breaching Party, equivalent amount shall be deducted from indemnity paid by the Breaching Party.

10.2 Amendment

If Party A believes Party B’s conduct can lead to the cancellation of the Franchise, Party A shall inform Party B in written forms, and shall offer Party B a Cure Period of 30 days since the day of the written notice.

Party B shall correct mistakes or eliminate obstacles within the Cure Period, or raise an objection to Party A’s inform.

Chapter 11 Settlement of Disputes

11.1 Consultation

In the event of any dispute, controversy or claim arising out of or under or relating to this Agreement, or about the interpretation of the terms in this Agreement(including the existence, validity or termination hereof) or arising from the implementation of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

11.2 Arbitration or Litigation

In the event such dispute is not resolved through consultations according to 12.1, the dispute can be submit for arbitration before the China International Economic and Trade Arbitration Commission ("CIETAC").

Chapter 12 Miscellaneous Provisions

12.1 Signing of the Agreement

This Agreement shall be signed when representatives of both Party A and Party B have been duly authorized to sign it, and the internal approval procedure of this Agreement has been completed both at Party A and Party B.

12.2 Commencement of this Agreement

This Agreement commences on the date when it is signed and sealed by representatives of both Parties. Supplemental agreements and Appendix are part of this Agreement. Such supplemental agreements and Appendix shall have the same force and effect as this Agreement.

12.3 Amendment to the Agreement

During the effective period of this Agreement, if this Agreement or part of this Agreement can not be performed due to changes in applicable laws and regulations or relevant policies, amendment or supplemental agreements can be made to this Agreement through consultation between the two Parties.

12.4 Severability

If any of the provisions of this Agreement is, or is determined to be illegal, invalid or unenforceable by any arbitration tribunal or court with jurisdiction, the validity and enforceability of other provisions shall not be affected.

12.5 Continuing Validity

Provisions of dispute settlement and provisions agreed to remain valid under this Agreement after it terminates, shall survive the termination of this Agreement.

Chapter 13 Applicable Law

13.1 This Agreement and its Appendix are executed in the Chinese language in 4 originals. Each Party holds 2 originals. All Appendix shall have the same force and effect as this Agreement.

13.2 This Agreement shall be governed and interpreted by the laws of the People's Republic of China.

Party A: Construction Bureau of Xiahuayuan District

Sealed
Representative:

Party B: Zhangjikou City Xiahuayuan District Jin Li Gas Co., Ltd.

Sealed
Representative: